Exhibit 99.1 news release

Ovintiv Names Gregory P. Hill to Board of Directors

DENVER, January 29, 2026 – Ovintiv Inc. (NYSE: OVV) (TSX: OVV) today announced that Gregory P. Hill has been appointed as an independent member of its board of directors, effective January 30, 2026.

Hill, 64, retired in 2025 as President, Worldwide Exploration & Production and Executive Vice President of Hess Corporation. During more than four decades in the energy industry, he held senior leadership roles at Hess, Shell, Aera Energy, and other organizations, leading major global portfolios across North America, Europe, Asia Pacific, and the Middle East.

At Hess, Hill oversaw significant portfolio transformation, operational excellence initiatives, and major growth in key regions including Guyana, the Bakken, and the Gulf of America. He previously served in senior executive roles with Shell International E&P in both Europe and Asia, and Aera Energy. Hill holds a Bachelor of Science in Mechanical Engineering (with honors) from the University of Wyoming and received an Honorary Doctorate from the University in 2024.

“We are very pleased to welcome Greg to our board of directors,” said Ovintiv Chairman, Peter Dea. “Greg brings a distinguished track record of technical expertise, operational leadership, strategic implementation, and value creation. His depth of experience in leading diverse portfolios and driving safety cultural excellence will provide significant insight as our Board continues its work to enhance long‑term shareholder value.”

Further information on Ovintiv Inc. is available on the Company’s website, www.ovintiv.com, or by contacting:

Investor contact: (888) 525-0304	Media contact: (403) 645-2252

Ovintiv Inc.	1